EXHIBIT 21.1

Subsidiaries of the Registrant

Name of entity and place of jurisdiction	Voting Securities Owned Percentage
PennantPark Floating Rate Funding I, LLC (Delaware)	100%
PFLT Funding II, LLC (Delaware)	100%
GMC Television Broadcasting Holdings, Inc. (Delaware)	100	%(1)
GMC Television Broadcasting, LLC (Delaware)	100	%(1)
Solutions Capital G.P., LLC (Delaware)	100%
Solutions Capital I, L.P. (Delaware)	100%
RadioPharmacy Investors, LLC	100%

(1)	The entity is directly owned by PFLT Funding II, LLC, which is wholly-owned by us.